Exhibit 10.2

January 15, 2009

Summary of Terms

Eligible Asset Guarantee

Eligible Assets:

A pool of financial instruments consisting of securities backed by residential and commercial real estate loans and corporate debt, derivative transactions that reference such securities, loans, and associated hedges, as agreed, and such other financial instruments as the U.S. government (USG) has agreed to guarantee or lend against (the Pool). Each specific financial instrument in the Pool must be identified on signing of the guarantee agreement. Financial instruments in the Pool will remain on the books of institution but will be appropriately “ring-fenced.”

The following financial instruments will be excluded from the Pool: (i) foreign assets (definition to be provided by USG); (ii) assets originated or issued on or after March 14, 2008; (iii) equity securities; and (iv) any other assets that USG deems necessary to exclude.

Size:	The Pool contains up to $118 billion of financial instruments. More specifically, the Pool includes cash assets with a current book (i.e., carrying) value of up to $37 billion and a derivatives portfolio with maximum potential future losses of up to $81 billion (based on valuations agreed between institution and USG).

Term and Coverage of Guarantee:	Guarantee is in place for 10 years for residential assets and 5 years for non-residential assets. Residential assets will include loans secured solely by 1-4 family residential real estate, securities predominately collateralized by such loans, and derivatives that predominately reference such securities. Institution has the right to terminate the guarantee at any time (with the consent of USG), and the parties will negotiate in good faith as to an appropriate fee or rebate in connection with any permitted termination. If institution terminates the guarantee, it must prepay any

January 15, 2009

outstanding Federal Reserve loan (described below) in full.

Guarantee covers Eligible Losses on the Pool. Eligible Losses are the aggregate incurred credit losses (net of any gains and recoveries) on the Pool during the term of the guarantee, beyond the January 15, 2009, marks and credit valuation adjustments for the Pool (as agreed between institution and USG). Eligible Losses do not include unrealized mark-to-market losses but do include realized losses from a sale permitted under the asset management template (described below).

Deductible:

Institution absorbs all Eligible Losses in the Pool up to $10 billion.

USG (UST/FDIC) will share Eligible Losses in the Pool in excess of that amount, up to $10 billion. All Eligible Losses beyond the institution’s deductible will be shared USG (90%) and institution (10%).

Financing:

Federal Reserve will provide a non-recourse loan facility to institution, subject to institution’s 10% loss sharing. Federal Reserve loan commitment will terminate (and any loans thereunder will mature) on the termination dates of USG guarantee. Institution has the right to terminate the Federal Reserve loan commitment and prepay any Federal Reserve loans at any time (with consent of Federal Reserve).

Federal Reserve will charge a fee on undrawn amounts of 20 bp per annum and a floating interest rate on drawn amounts of OIS plus 300 bp per annum. Interest and fee payments will be with recourse to the institution.

Institution may draw on Federal Reserve loan facility if and when additional mark-to-market and incurred credit losses on the Pool reach $18 billion.

January 15, 2009

Fee for Guarantee – Preferred Stock and Warrants:	Institution will issue to USG (UST/FDIC) (i) $4 billion of preferred stock with an 8% dividend rate (under terms described below); and (ii) warrants with an aggregate exercise value of 10% of the total amount of preferred issued. The fee may be adjusted, as necessary, based on the results of an actuarial analysis of the final composition of the Pool, as required under section 102(c) of the Emergency Economic Stabilization Act of 2008.

Management of Assets:	Institution generally will manage the financial instruments in the Pool in accordance with its ordinary business practices, but will be required to comply with an asset management template provided by USG. This template will require institution, among other things, to obtain USG approval (not to be unreasonably withheld) before any Material Disposition. A Material Disposition is a disposition of financial instruments in the Pool that creates an Eligible Loss that, combined with other dispositions of Pool instruments in the same year, exceeds 1% of the Pool size at the beginning of the year. This template also will include, among other things, a foreclosure mitigation policy acceptable to USG.

Revenues and Risk Weighting:	Institution will retain the income stream from the Pool. Risk weighting for the financial instruments in the Pool will be 20%.

Dividends:	Institution is prohibited from paying common stock dividends in excess of $.01 per share per quarter for three years without USG consent. A factor taken into account for consideration of USG consent is the ability to complete a common stock offering of appropriate size.

Executive Compensation:	An executive compensation plan, including bonuses, that rewards long-term performance and profitability, with appropriate limitations, must be submitted to, and

January 15, 2009

approved by, USG. Executive compensation requirements will be consistent with the terms of the preferred stock purchase agreement between USG and institution.

Corporate Governance:	Other matters as specified, consistent with the terms of the preferred stock purchase agreement between USG and institution.